UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2001

HAROLD'S STORES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma (State or other jurisdiction of incorporation)	1-10892 (Commission File No.)	73-1308796 (I.R.S. Employer Identification No.)
765 Asp, Norman, Oklahoma 73069 (Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (405) 329-4045
Former name or former address, if changed since last report: Not applicable

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

(a) On February 28, 2001, Harold's Stores, Inc. (the "Company") sold 300,000 shares of Series 2001-A Preferred Stock, par value $0.01 per share ("Preferred Stock"), of the Company to Inter-Him N.V. (" Inter-Him") for an aggregate purchase price of $6,000,000. The purchase of the Preferred Stock was effected pursuant to the terms of a Series 2001-A Preferred Stock Purchase Agreement dated February 23, 2001 between the Company and Inter-Him (the "Preferred Stock Purchase Agreement"). A copy of the Preferred Stock Purchase Agreement is included as an exhibit hereto and is incorporated herein by reference.

Inter-Him also owns 11.3% of the Company's outstanding common stock, par value $0.01 per share ("Common Stock"), and has been a more than 5% shareholder of the Company since 1994. Ronald de Waal is a Managing Director of Inter-Him.

The proceeds from the sale of the Preferred Stock to Inter-Him were used by the Company to repay indebtedness under the Company's revolving credit facility, which amounts may be reborrowed by the Company subject to the terms of that facility. The source of funds for the purchase of the shares of Preferred Stock was working capital of Inter-Him.

Each of the initially issued shares of Preferred Stock will be convertible into 15.6863 shares of Common Stock of the Company (which rate is based on the 20-day trailing market average price of the Common Stock immediately prior to the public announcement of Inter-Him's initial proposal relating to the transaction and is subject to certain antidilution adjustments); provided, however, that the conversion feature of the Preferred Stock will become effective only if approved by shareholders of the Company at its 2001 annual meeting of shareholders (the "2001 Annual Meeting"). Until converted, the Preferred Stock will be entitled to receive quarterly dividends that cumulate annually at a rate of 10% per annum, which would be reduced to 8% per annum if the Company's operating income for any fiscal year ending after February 28, 2001 exceeds $4,735,000. Dividends will be payable 50% in cash and 50% in additional shares of Preferred Stock until February 28, 2003 and thereafter in additional shares of Preferred Stock or cash as the holder of the Preferred Stock may elect. Shares of Preferred Stock issued in respect of dividends will be convertible into Common Stock based upon an average market price of the Common Stock as of the respective dividend dates.

The Preferred Stock is redeemable at the Company's option beginning on February 28, 2004 at a price equal to the initial purchase price of the Preferred Stock plus all accrued but unpaid cumulated dividends on the Preferred Stock.

The holders of the Preferred Stock also have preemptive rights with respect to certain future issuances of Company securities and certain demand and piggyback registration rights with respect to the shares of Common Stock underlying the Preferred Stock.

The Preferred Stock will vote together with all the other holders of the Company's voting stock with general voting power and each share of Preferred Stock shall be entitled to cast a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted. Further, all holders of the Preferred Stock shall be entitled to vote as a single voting group for the election of a number of members of the Company's board of directors such that the number of directors so elected by the holders of the Preferred Stock represents a percentage of the total membership of such board of directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding Preferred Stock on an as-converted basis. Under these separate voting rights, the holders of the Preferred Stock currently are entitled to elect three of the Company's seven authorized directors. One such director elected by the holders of the Preferred Stock shall be Chairman of the Board and another shall be Vice Chairman of the Board, except that if such holders are entitled to elect only one director, that director shall serve as Chairman of the Board.

For so long as the outstanding shares of Preferred Stock continue to represent at least 10% of the outstanding Common Stock on an as-converted basis, the Company has agreed not to take certain actions without the prior approval of the holders of a majority of the outstanding shares of Preferred Stock, including, among other things:

    amending the Company's Certificate of Incorporation or Bylaws;

    redeeming any shares of the Company's capital stock (except for the Preferred Stock);

    authorizing the issuance of any class or series of capital stock, other than (i) the issuance of Preferred Stock in payment of dividends upon the Preferred Stock and (ii) options and other stock-based awards (and shares of capital stock issued upon the exercise thereof) issued pursuant to the Company's 1993 Performance and Equity Incentive Plan and the 1993 Employee Stock Purchase Plan, each as amended;

    paying or declaring any dividend or other distribution on securities junior in priority to the Preferred Stock;

    authorizing mergers or other similar transactions involving the Company or any subsidiary;

    changing the size of the Company's Board of Directors;

    incurring more than $1,000,000 of indebtedness in excess of existing indebtedness as of February 28, 2001 plus availability under credit facilities that existed as of February 28, 2001, excluding the extension of trade credit in the ordinary course of business consistent with past practices;

    making or becoming obligated to make capital expenditures in excess of $2,500,000 in the aggregate in any fiscal year; and

    entering into any affiliated transaction, except for transactions made in the ordinary course of business and on terms no less favorable to the Company than those that would be reasonably likely to be obtained from arms-length negotiations.

In connection with the purchase of the Preferred Stock, certain members of the Powell family, including Rebecca Powell Casey, a director and executive officer of the Company, and certain trusts for the benefit of members of the Powell family (collectively, the "Powell Family Shareholders") entered into a Voting Agreement, dated February 28, 2001, with Inter-Him and the Company (the "Voting Agreement"). The Powell Family Shareholders currently own in the aggregate approximately 48% of the outstanding Common Stock. Pursuant to the Voting Agreement, Inter-Him and the Powell Family Shareholders agreed to vote or act with respect to all shares of capital stock of the Company presently or thereafter owned by them, so as to elect as directors of the Company (a) the number of individuals required to be elected by the holders of the Preferred Stock pursuant to the terms thereof, as described above, for so long as the holders of the Preferred Stock are entitled to designate at least one director, and (b) one individual selected by a majority-in-interest of the Powell Family Shareholders, for so long as the Powell Family Shareholders or their lineal descendants own at least 10% of the Common Stock (assuming conversion in full of all shares of Preferred Stock).

Under the Voting Agreement, all of the Powell Family Shareholders also agreed to vote all shares of capital stock held by them that may be cast at the 2001 Annual Meeting in favor of approving the conversion rights of the Preferred Stock. These proxies shall terminate at the conclusion of the 2001 Annual Meeting.

Also as provided in the Voting Agreement, each of Rebecca Powell Casey and Michael T. Casey, who are husband and wife and beneficially own in the aggregate approximately 19.2% of the outstanding Common Stock, have given the holders of the Preferred Stock an irrevocable proxy to vote all shares of capital stock held by them, except that such proxy shall not extend to or affect the rights of Ms. Casey and Mr. Casey to participate in the designation of or to vote in favor of the election of the director to be designated by the Powell Family Shareholders, as described above. This proxy shall terminate upon the later of (a) February 28, 2004 or (b) one year after the termination of Ms. Casey's employment with the Company.

In connection with the sale of the Preferred Stock, the Company's Board of Directors was reduced from 10 to seven directors, and Mr. Casey, Robert B. Cullum, Jr., Harold G. Powell, H. Rainey Powell and William F. Weitzel resigned from the Board of Directors. Harold G. Powell, founder of the Company, will serve as Chairman Emeritus in a non-voting advisory role. H. Rainey Powell, formerly the President, Chief Operating Officer and Secretary of the Company, resigned from such positions with the Company. In addition, Clark Hinkley has been appointed Chief Executive Officer, replacing Ms. Casey who became Executive Vice President - Trend and Design. Mr. Hinkley has also become a director of the Company. Prior to becoming Chief Executive Officer and a director of the Company, Mr. Hinkley was not affiliated with Inter-Him, the Company or any of the Powell Family Shareholders.

There is currently one vacancy on the Board of Directors that may be filled by the holders of the Preferred Stock pursuant to the terms of the Preferred Stock as described above.

The Company, the Powell Family Shareholders and Inter-Him also entered into a Right of First Refusal Agreement, dated as of February 28, 2001, whereby the Powell Family Shareholders have agreed to grant to the holders of the Preferred Stock rights of first refusal with respect to certain sales or other dispositions of the Company's capital stock by the Powell Family Shareholders. The Powell Family Shareholders are also parties to a First Amended and Restated Stockholders' Agreement, as amended by the First Amendment thereto dated February 28, 2001, pursuant to which each Powell Family Shareholder has certain rights of first refusal with respect to certain sales or other dispositions of the Company's capital stock by the other Powell Family Shareholders.

Inter-Him currently owns 685,319 shares of Common Stock, constituting 11.3% of the outstanding Common Stock, and 300,000 shares of Preferred Stock, constituting all of the shares of Preferred Stock. If the conversion feature of the Preferred Stock is approved by the shareholders of the Company at the 2001 Annual Meeting, the Preferred Stock will be convertible into 4,705,890 shares of Common Stock. Through his control of Inter-Him, Ronald de Waal may be deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned by Inter-Him.

Based on its existing ownership of Common Stock, the rights of the Preferred Stock to vote on an as-converted basis with the holders of Common Stock, and the irrevocable proxies granted by Rebecca Powell Casey and Michael T. Casey permitting the holders of Preferred Stock to vote all shares held by the Caseys (currently 1,138,658 shares not including 98,258 shares issuable upon exercise of currently exercisable stock options), Inter-Him currently controls approximately 60% of the voting power of the Company's voting stock. Prior to the sale of the Preferred Stock and the related events described herein, the Powell Family Shareholders controlled approximately 48% of the voting power of the Company's voting stock.

As a result of the Voting Agreement described above, Inter-Him, Ronald de Waal and the Powell Family Shareholders may be deemed to constitute a "group," as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Because each member of this "group" may pursuant to Rule 13d-5 under the Exchange Act be deemed to share beneficial ownership of all of the Company's securities owned by each of the other members of such "group," each of Ronald de Waal, Inter-Him and the Powell Family Shareholders may be deemed to share beneficial ownership of all of the Company's securities owned by each of them, collectively consisting of 300,000 shares of Preferred Stock, constituting 100% of the outstanding Preferred Stock, and 3,661,911 shares of Common Stock (including 258,090 shares issuable upon exercise of currently exercisable stock options), constituting approximately 58% of the Common Stock.

A copy of the Company's press release dated March 1, 2001 announcing the closing of the sale of the Preferred Stock to Inter-Him is attached hereto as Exhibit 99.1.

(b) Not applicable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are filed herewith:

Exhibit No.	Description
4.1	Certificate of Designations relating to Series 2001-A Preferred Stock.
10.1	Series 2001-A Preferred Stock Purchase Agreement, dated February 23, 2001, by and between the Company and Inter-Him N.V.
10.2	Investor Rights Agreement, dated February 28, 2001, by and between the Company and Inter-Him N.V.
10.3	Voting Agreement, dated February 28, 2001, by and among the Company, Inter-Him N.V. and the other shareholders named therein.
10.4	Right of First Refusal Agreement, dated February 28, 2001, by and among the Company, Inter-Him and the other shareholders named therein.
10.5	First Amended and Restated Stockholders' Agreement, dated June 15, 1998 (1).
10.6	First Amendment, dated February 28, 2001, to First Amended and Restated Stockholders' Agreement.
99.1	Press Release of the Company dated March 1, 2001.

__________________________

(1) Incorporated by reference from Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 1, 1998.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HAROLD'S STORES, INC.

By: /s/ Jodi L. Taylor

Date: March 14, 2001 Jodi L. Taylor, Chief Financial Officer

939504

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Certificate of Designations relating to Series 2001-A Preferred Stock.
10.1	Series 2001-A Preferred Stock Purchase Agreement, dated February 23, 2001, by and between the Company and Inter-Him N.V.
10.2	Investor Rights Agreement, dated February 28, 2001, by and between the Company and Inter-Him N.V.
10.3	Voting Agreement, dated February 28, 2001, by and among the Company, Inter-Him N.V. and the other shareholders named therein.
10.4	Right of First Refusal Agreement, dated February 28, 2001, by and among the Company, Inter-Him and the other shareholders named therein.
10.5	First Amended and Restated Stockholders' Agreement, dated June 15, 1998 (1).
10.6	First Amendment, dated February 28, 2001, to First Amended and Restated Stockholders' Agreement.

_________________________

(1) Incorporated by reference from Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended August 1, 1998.